EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 and Form S-3 of Xenonics Holdings, Inc. of our report dated November 16, 2006, except for Note 14 – Restatement, as to which the date is June 14, 2007, with respect to our audits of the consolidated financial statements of Xenonics Holdings, Inc. and subsidiary as of September 30, 2006 and for each of the two years in the period ended September 30, 2006, in which the report included explanatory paragraphs in connection with the restatement discussed in Note 14 and the Company’s ability to continue as a going concern, included in the Annual Report in Form 10-KSB for the year ended September 30, 2006.
We also consent to the reference to our firm under the caption “Experts” in the Registration Statements on Form S-3.
Eisner LLP
New York, New York
June 20, 2007

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